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                                                                    EXHIBIT 99.1


DIGITAL ISLAND AND SANDPIPER NETWORKS MERGE TO EXPAND SERVICES FOR GLOBALIZING E-BUSINESS APPLICATIONS

Industry Leaders Unite to Redefine Network Services for Deploying Successful e-Business Worldwide

SAN FRANCISCO -- October 25, 1999 -Digital Island, Inc. (NASDAQ: ISLD), a leading provider of network services for globalizing e-Business applications, announced today that it has agreed to merge with Sandpiper Networks, Inc., the leading provider of content delivery solutions for e-Business.

The combined company will integrate content delivery, hosting and intelligent network services to address the two significant requirements of global e-Business applications: support for centrally controlled and secure transactions and fast content delivery at the edges of the network. In addition, the new entity will combine key intellectual property from both companies including Digital Island's TraceWare software and Sandpiper Networks' FootprintSM content delivery technologies to make Web experiences faster and more locally relevant.

"Providing the best possible Web-site experience is critical to building and retaining brand loyalty," said Ruann F. Ernst, President and CEO of Digital Island. "Together, Digital Island and Sandpiper Networks will empower our customers to attract and grow their revenues by delivering excellent end-user experiences -- anywhere, anytime."

"Digital Island and Sandpiper Networks share a common vision regarding the best possible way to distribute computing intelligence around the world and deliver the right experience to the ultimate user," said Leo Spiegel, President and CEO of Sandpiper Networks. "Now, we can even more effectively fulfill our vision by combining our world-class engineers, networks and technologies to better meet the needs of our global customers."

Upon completion of the merger, Digital Island's global intelligent network of five data centers that directly serve 21 countries will be integrated with Sandpiper Networks' content delivery network consisting of over 1,200 enterprise-class servers to create the first complete solution for Web-based marketing, sales, fulfillment and support applications worldwide. Digital Island and Sandpiper Networks have already adopted the same industry-standard platforms for advanced edge-network architectures. Both companies have in common Inktomi caching and mirroring software, enterprise servers from Sun Microsystems, Microsoft and RealNetworks software for streaming audio and video services, and Vignette for publishing and content management applications.

The combined entity will have more than 100 customers including E*Trade, Cisco Systems, Intuit, Novell, CNBC.com, Mastercard, Value America, Microsoft, and the Los Angeles Times.
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"The merger of Digital Island and Sandpiper Networks is truly significant for global e-Business", said David Peterschmidt, President and CEO of Inktomi Corporation. "We intend to work closely with the combined company to define the standards for improving global Internet performance and to develop the next generation of network services."

"The merger of Digital Island and Sandpiper Networks raises the bar in the Internet industry from both a business and technological perspective," said Christos M. Cotsakos, Chairman, CEO and director of E*Trade Group, Inc. and a member of the board of directors of Digital Island. "Each an innovator, they now have created a superb category of global network services that brings together world-class resources for conducting business on the Internet."

Pursuant to the terms of the merger, Sandpiper's shareholders will receive 1.07 shares of Digital Island for each Sandpiper share, or a total of approximately 27 million shares on a fully converted basis of Digital Island. The merger is subject to approval by shareholders of both parties and standard regulatory approvals. Officers, directors and certain affiliates holding over 50% of the voting power of Sandpiper Networks and 45% of the voting power of Digital Island have executed voting agreements in support of the transaction.

Ruann F. Ernst, currently President and CEO of Digital Island, will assume the CEO position in the combined company. Leo Spiegel, currently President and CEO of Sandpiper Networks will become President. Allan Leinwand, VP Engineering/CTO of Digital Island, will become VP of Internetwork Engineering and CTO. Sandpiper Network Founders Dave Farber and Andrew Swart will assume the roles of Chief Scientist and VP of Software Engineering, respectively. The combined company will be headquartered in San Francisco and will have sales offices, regional data centers, and operations facilities spanning eight countries.

Digital Island is a leading provider of network services for globalizing e-Business applications. Digital Island serves companies that need to securely and consistently extend business-critical applications for marketing, selling, supporting, or distributing products via the Internet. Digital Island e-Network Services include global content distribution and hosting services, localization of the end user online experience and a reliable global Intelligent Network, all of which are designed to deliver the right content, to the right customer, in the right market, at the right time. The Company has regional data centers in New York, Santa Clara, Honolulu, London and Hong Kong, connecting directly into 21 countries with Local Content Managers in more than 13 markets worldwide to provide the ubiquity and reach of the public Internet with the quality and functionality normally available only in a corporate wide-area network.

Sandpiper Networks is the world's first Content Delivery service provider for the Internet. Founded in 1996, Sandpiper Networks has built what it believes to be the largest and most comprehensive Content Delivery Network (CDN). The company's initial service offering, FootprintSM , gives leading e-Businesses the power to deliver Web sites more effectively and profitably while significantly improving site performance. Footprint is

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designed to ensure the delivery of fresh Web content of all types while providing management statistics that are vital to Web-centric businesses. www.sandpiper.net
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Important Notice

Digital Island is a registered trademark of Digital Island, Inc. TraceWare is a trademark of Digital Island, Inc. All other trademarks are properties of their respective owners.

This release may contain forward-looking statements that involve risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include but are not limited to: the company's short operating history which makes it difficult to predict its future results of operations; the company's history of operating losses and expected future losses which could impede its ability to address the risks and difficulties encountered by companies in new and rapidly evolving markets; the company's future operating results could fluctuate which may cause volatility or a decline in the price of the company's stock; the company may not be able to price its services above the overall cost of bandwidth causing its financial results to suffer; and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filing on Form S-1.

                                     # # #

Contact at Digital Island:
Irwin Greenstein
+1 415 738 4162
irwin@digitalisland.net
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Investor Relations Contact at Digital Island:
Kate Rajeck/Christine Belonogoff
+1 415 986 1591
krajeck@frb.bsmsg.com
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Contact at Sandpiper Networks:
Michelle Balconi
+1 858 457 4888 ext 132
mbalconi@townsendagency.com
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